Exhibit 10.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF PUBLICLY DISCLOSED.

THIRD AMENDMENT TO AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT (this “Third Amendment”), dated as of April 5, 2020 (the “Execution Date”), and effective as of April 1, 2020 (the “Transition Date”), is by and between Sanofi Biotechnology SAS, a sociéte par actions simplifiée, organized under the laws of France, as successor in interest to Aventis Pharmaceuticals Inc., having a principal place of business at 54, rue La Boétie, 75008 Paris, France (“Sanofi”), Sanofi, a société anonyme organized under the laws of the French Republic with its principal headquarters at 54, rue La Boétie, 75008 Paris, France (“Sanofi Parent”), and Regeneron Pharmaceuticals, Inc., a corporation organized under the laws of the state of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Sanofi and Regeneron being sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Regeneron, Sanofi and Sanofi Parent are parties to that certain Amended and Restated License and Collaboration Agreement dated as of November 10, 2009, as amended as of May 1, 2013 and July 1, 2015 (the “LCA”) for the Development, Manufacture and Commercialization of Licensed Products (as such terms are defined therein);

WHEREAS, simultaneously herewith, the Parties are entering into the Praluent Agreement (as defined below), pursuant to which the Parties set forth their rights and obligations with respect to the development, manufacture and commercialization of the Praluent License Agreement Products (as defined below) from and after the Transition Date (as defined below); and

WHEREAS, in connection with entering into the Praluent Agreement, the Parties desire to amend the LCA to, except as expressly set forth in this Third Amendment, remove the Praluent LCA Products from the LCA effective from and after the Transition Date.

NOW, THEREFORE, in consideration of the following mutual covenants contained herein, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.Effectiveness. This Third Amendment is entered into as of the Execution Date but shall be effective as of and after the Transition Date.

2.Definitions.

2.1. Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the LCA.

2.2. Additional Definitions. Article I of the LCA is hereby amended by adding the following definitions:

(a) “Praluent Agreement” shall mean that certain Praluent Cross License & Commercialization Agreement between Sanofi and Regeneron, dated as of the Execution Date, and effective as of the Transition Date, as such agreement may be amended from time to time pursuant to its terms.

(b) “Praluent LCA Product” shall mean any Licensed Product that contains alirocumab.

(c) “Praluent License Agreement Product” shall mean any “Praluent Product” as defined in the Praluent Agreement.

(d) “ROW Profit Split Sales” shall mean the aggregate Net Sales of all Licensed Products and Praluent License Agreement Products in the ROW. For the purpose of this definition of “ROW Profit Split Sales”, from and after the Transition Date, “Licensed Product” as used in the definition of Net Sales and First Commercial Sale shall also include the Praluent License Agreement Products (without double counting); provided that with respect to any Praluent License Agreement Product that is a Combination Product (as defined in the Praluent Agreement), any adjustment to the Net Sales of such Praluent License Agreement Product due to the fact that such Praluent License Agreement Product is such a Combination Product shall be as set forth in the definition of “Net Sales” in the Praluent Agreement.

2.3. Amended Definitions. The following definitions in the LCA are hereby amended as follows:

(a) The definition of “Licensed Products” is hereby amended by adding the following as a new sentence at the end of such definition:

“Notwithstanding the foregoing, the Licensed Products shall, from and after the Transition Date, exclude the Praluent LCA Products.”

(b) The definition of “New Information” is hereby amended by adding the following as a new sentence at the end of such definition:

“Any ideas, inventions, data, writings, protocols, discoveries, improvements, trade secrets, materials or other proprietary information not generally known to the public that arose or were conceived or developed by either Party or its Affiliates, or by the Parties or their Affiliates jointly, pursuant to this Agreement prior to the Transition Date shall, as from and after the Transition Date, be excluded from New Information and shall be governed by the terms of the Praluent Agreement to the extent specifically related to a Praluent License Agreement Product or a Praluent LCA Product.”

(c) The definition of “Party Information” is hereby amended by adding the following as a new sentence at the end of such definition:

“Any trade secrets or other proprietary information other than New Information that were disclosed or made available by a Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates in connection with this Agreement prior to the Transition Date to the extent specifically related to a Praluent License Agreement Product or a Praluent LCA Product shall, from and after the Transition Date, be excluded from Party Information and shall be governed by the terms of the Praluent Agreement.”

(d) The definition of “Product Trademark” is hereby amended by adding the following as a new sentence at the end of such definition:
“Notwithstanding the foregoing, Product Trademarks shall, from and after the Transition Date, exclude all Praluent Product Trademarks (as defined in the Praluent Agreement).”

3. Acknowledgements and Agreements. The Parties acknowledge and agree that:

3.1. From and after the Transition Date, (i) each Party’s rights and obligations with respect to the Praluent LCA Products shall be as set forth in the Praluent Agreement (including, without limitation, the Tech Transfer Plans (as defined in the Praluent Agreement)), except to the extent expressly set forth in the LCA (including as amended by this Third Amendment); and (ii) the Praluent LCA Products shall not be Licensed Products. Notwithstanding anything herein or in the LCA to the contrary, the LCA shall continue to govern any existing or future disputes in respect of any payments made, owed or alleged to be owed, in each case, by either Party under the LCA with respect to the Praluent LCA Products.

3.2. From and after the Transition Date, [* * *] for purposes of the definition of “Competing Product.”

3.3. From and after the Transition Date, no Committee shall have jurisdiction with respect to the Praluent LCA Products.

3.4. All licenses granted under Sections 4.1, 4.2, 11.5 and 11.6 of the LCA with respect to the Praluent LCA Products shall terminate as of the Transition Date and from and after the Transition Date licenses with respect to the Praluent LCA Products shall be governed by the Praluent Agreement.

3.5. No costs, expenses or taxes incurred by either Party from and after the Transition Date with respect to a Praluent LCA Product will be included in, or otherwise taken into account in, the definitions of “Clinical Supply Cost”, “Commercial Overhead Charge”, “Commercial Supply Cost”, “Development Balance”, “Development Cost”, “Medical Post-Approval Costs”, “Other Shared Expenses”, “Regeneron Reimbursement Amount”, “Sales Force Costs”, “Shared Commercial Expenses” or “Shared Phase 3 Trial Costs” under the LCA. However, for avoidance of doubt, this provision shall not affect any portion of the Development Balance based on amounts incurred prior to the Transition Date, whether or not with respect to Praluent LCA Products.

3.6. From and after the Transition Date, there are no Country/Region Commercialization Budgets, Country/Region Commercialization Plans, Development Plans, Initial Development Plans, Manufacturing Plans, Global Commercialization Budgets, Global Commercialization Plans, Global Development Budgets, Global Development Plans, interim budgets, budgets or Plans under the LCA for the Praluent LCA Products.

3.7. From and after the Transition Date, the Parties rights and obligations for manufacturing and supplying the Praluent LCA Products shall be as set forth in the Praluent Agreement and any supply agreements entered into in connection therewith.

3.8. From and after the Transition Date:

(a) Regeneron Know-How excludes any Know-How owned by, licensed to or otherwise held by Regeneron or any of its Affiliates with the right to sublicense the same that relates to a Praluent LCA Product and does not relate to a Licensed Product (taking into account the exclusion of Praluent LCA Products from the definition of Licensed Products) in the Field.

(b) Regeneron Patent Rights exclude any Patent Rights owned by, licensed to or otherwise held by Regeneron or any of its Affiliates with the right to sublicense the same that include at least one Valid Claim that would be infringed by the Development, Manufacture or Commercialization of a Praluent LCA Product and would not be infringed by the Development, Manufacture or Commercialization of a Licensed Product (taking into account the exclusion of Praluent LCA Products from the definition of Licensed Products) in the Field.

(c) Sanofi Know-How excludes any Know-How owned by, licensed to or otherwise held by Sanofi or any of its Affiliates with the right to sublicense the same that relates to a Praluent LCA Product and does not relate to a Licensed Product (taking into account the exclusion of Praluent LCA Products from the definition of Licensed Products) in the Field.

(d) Sanofi Patent Rights exclude any Patent Rights owned by, licensed to or otherwise held by Sanofi or any of its Affiliates with the right to sublicense the same that include at least one Valid Claim that would be infringed by the Development, Manufacture or Commercialization of a Praluent LCA Product and would not be infringed by the Development, Manufacture or Commercialization of a Licensed Product (taking into account the exclusion of Praluent LCA Products from the definition of Licensed Products) in the Field.

(e) Any Patent Rights that exist as of the Transition Date, cover a Joint Invention and are related to a Praluent LCA Product and are not related to a Licensed Product (taking into account the exclusion of Praluent LCA Products from the definition of Licensed Products) shall be excluded from Joint Patent Rights and shall be governed by the terms of the Praluent Agreement.
(f) Each Party’s rights under Section 12.1(f) of the LCA with respect to Joint Inventions that are Covered (as defined in the Praluent Agreement) by a Joint Patent (as defined in the Praluent Agreement) shall be subject to the licenses granted by the Parties under Sections 2.1 and 2.2 of the Praluent Agreement.

3.9. The Praluent LCA Products are not Terminated Licensed Products and the provisions of Section 19.2, Section 19.7, Section 19.8 and Schedules 4 and 5 of the LCA shall not apply with respect to Praluent LCA Products.

4. Amendments to Certain Provisions of the LCA.

4.1. Amendment to Section 9.5(c). Section 9.5(c) of the LCA is hereby amended to read in its entirety as follows:

“Within forty-five (45) days following the end of each Quarter, commencing with the Quarter in which First Commercial Sale occurs, Sanofi shall deliver electronically to Regeneron a written report setting forth, on a country-by-country basis in the Territory for such Quarter the Net Sales of (i) each Licensed Product and (ii) from and after the Transition Date, each Praluent License Agreement Product, in each case ((i) and (ii)), in local currency and in United States Dollars;”

4.2. Amendment to Section 9.14. Section 9.14 of the LCA is hereby amended to read in its entirety as follows:

“No Double Counting. Any specific cost or expense paid or reimbursed under this Agreement, the Praluent Agreement or any Ancillary Collaboration Agreements shall be paid or reimbursed only once so as to avoid any “double counting,” regardless of whether such cost or expense is reflected in more than one plan or budget under this Agreement, the Praluent Agreement or the Ancillary Collaboration Agreements.”

4.3. Amendment to Section 12.1(b). Section 12.1(b) of the LCA is hereby amended by adding the following sentence after the last sentence of Section 12.1(b) of the LCA:

“From and after the Transition Date, Joint Inventions discovered, invented, authored or otherwise created under the Collaboration prior to the Transition Date that relate to a Praluent LCA Product and are not related to a Licensed Product (taking into account the exclusion of Praluent LCA Products from the definition of Licensed Products) shall be excluded from Joint Inventions hereunder and shall be governed by the Praluent Agreement.”

4.4. Addition of Section 14.4. New Section 14.4 of the LCA is hereby added after Section 14.3 of the LCA and shall provide as follows:

“Praluent LCA Products. The provisions of Section 14.1 and Section 14.2 shall continue to apply with respect to books and records regarding sales of, or costs and expenses incurred with respect to, Praluent LCA Products prior to the Transition Date.”

4.5. Amendment to Section 15.4. Section 15.4 of the LCA is hereby amended by adding the following sentence after the first sentence of Section 15.4 of the LCA:

“FROM AND AFTER THE TRANSITION DATE, THE FOREGOING DISCLAIMER CONTINUES TO APPLY WITH RESPECT TO PRALUENT LCA PRODUCTS PRIOR TO THE TRANSITION DATE.”

4.6. Amendment to Section 16.1. Section 16.1 of the LCA is hereby amended by adding the following sentence after the last sentence of Section 16.1 of the LCA:

“Notwithstanding the foregoing, nothing herein will prohibit either Party from using any Know-How that is (x) related to any Praluent License Agreement Product and (y) included in the definition of (1) Party Information or (2) New Information, in each case ((x) and (y)) in connection with the Praluent License Agreement Products pursuant to the Praluent Agreement as if such Know-How were Party Information (as defined in the Praluent Agreement) (in the case of clause (y)(1)) or Existing Joint Know-How (as defined in the Praluent Agreement) (in the case of clause (y)(2)).”

4.7. Amendment to Section 16.4. Section 16.4 of the LCA is hereby amended by adding the following sentence after the last sentence of Section 16.4 of the LCA:

“Notwithstanding the foregoing, the obligations and restrictions imposed upon the Parties by this Section 16.4 shall not apply with respect to any press release relating to the restructuring of this Agreement in connection with the Praluent Agreement, which press release shall be governed by the Praluent Agreement.”

4.8. Amendment to Section 17.1. Section 17.1 of the LCA is hereby amended by adding the following clause after clause (f) of Section 17.1 of the LCA:

“(g)

(i) From and after the Transition Date, (A) all Third Party claims relating to Praluent LCA Products that (1) are due to or based upon any act or occurrence on or after the Transition Date or (2) are Special Claims (as defined in the Praluent Agreement), in each case ((1) and (2)), shall be governed by the Praluent Agreement (which agreement, with respect to certain Special Claims, allocates applicable Damages (other than Litigation Costs (as defined below)) as they would have been shared under this Agreement as in effect immediately prior to the Transition Date) and (B) other than Special Claims (which are governed by the applicable provisions of the Praluent Agreement), all claims relating to Praluent LCA Products that are due to or based upon any act or occurrence prior to the Transition Date shall be governed by the terms of this Agreement as in effect immediately prior to the Transition Date.

(ii)If any Third Party claim that is not a Special Claim relates to a Praluent LCA Product and is due to acts or occurrences both prior to and on or after the Transition Date and would therefore be subject to indemnity under both this Agreement and the Praluent Agreement, the provisions of Section 17.2 of this Agreement and Section 14.2 of the Praluent Agreement shall not apply with respect to the defense of such claim and:

(A) the Parties shall cooperate in good faith to establish a mutually agreeable strategy with respect to defending such claim, provided that Sanofi shall have final decision-making authority with respect to any such claim relating to Praluent LCA Products in the Sanofi Territory (as defined in the Praluent Agreement), and Regeneron shall have final decision-making authority with respect to any such claim relating to Praluent LCA Products in the Regeneron Territory (as defined in the Praluent Agreement), provided that neither Party shall settle any such claim without the other Party’s consent, not to be unreasonably withheld, conditioned or delayed;

(B) (1) if such claim relates to Praluent LCA Products in the Sanofi Territory, then Sanofi shall be solely responsible for the administrative defense costs and expenses (e.g., attorneys’ fees, experts’ fees and court costs) (“Litigation Costs”) with respect thereto and shall reimburse Regeneron for Regeneron’s Litigation Costs for such defense or (2) if such claim relates to Praluent LCA Products in the Regeneron Territory, then Regeneron shall be solely responsible for the Litigation Costs with respect thereto and shall reimburse Sanofi for Sanofi’s Litigation Costs for such defense;

(C) with respect to any Damages (other than Litigation Costs) from such claim allocable to acts or occurrences prior to the Transition Date, the Parties shall share such Damages as they would have been shared under this Agreement as in effect immediately prior to the Transition Date; and

(D) with respect to any Damages (other than Litigation Costs) from such claim allocable to acts or occurrences on or after the Transition Date, each Party’s responsibility for such Damages shall be as set forth in the Praluent Agreement.”

4.9. Amendment to Section 20.4. Section 20.4 of the LCA is hereby amended to read in its entirety as follows:

“This Agreement, together with the Discovery Agreement, the Praluent Agreement, the Praluent Transition Services Agreement (as defined in the Praluent Agreement) and the Ancillary Agreements, contains the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior understandings and writings relating to the subject matter hereof and thereof, provided that the last sentence of Section 14.4 of the Discovery Agreement shall apply with respect to any conflict or inconsistency between this Agreement and the Discovery Agreement. In the event of any conflict between this Agreement and the Praluent Agreement, the Praluent Agreement shall control. Any variation between a provision of this Agreement and a corresponding or similar provision of the IO License and Collaboration Agreement, the IO Discovery Agreement or the Praluent Agreement shall not be considered in the interpretation of this Agreement, the IO License and Collaboration Agreement, the IO Discovery Agreement or the Praluent Agreement.”

4.10. Amendment to Schedule 2, Part I. The definition of “U.S. Profits” is hereby amended to read in its entirety as follows:

““U.S. Profits” in a Quarter shall mean aggregate Net Sales of all Licensed Products in the U.S. in the Quarter less the sum of (a) aggregate COGS in the U.S. in the Quarter, (b) aggregate Shared Commercial Expenses incurred by both Parties and allocable to the U.S. in the Quarter, and (c) aggregate Other Shared Expenses incurred by both Parties and allocable to, the U.S. in the Quarter; provided, that with respect to the Quarter ending March 31, 2020, provisions or reserves for Praluent LCA Products shall be taken into account for purposes of calculating U.S. Profits for such Quarter [* * *].”

4.11. Amendment to Schedule 2, Part II. Part II of Schedule 2 of the LCA is hereby amended to read in its entirety as follows:

“II. REST OF WORLD PROFIT SPLIT

The Parties intend to share ROW Profits (as defined below) in each Contract Year (the “Rest of World Profit Split,” defined below) based on the aggregate amount of ROW Profit Split Sales in accordance with the Target ROW Profit Split (defined below). Since the full calculation cannot be done until ROW Profits and ROW Profit Split Sales for the full Contract Year are known, each Quarter, the Parties will calculate an estimated profit split for the Quarter based on ROW Profits and ROW Profit Split Sales for the Quarter and the Applicable ROW Percentages (defined below). Following the end of each Contract Year, the Parties will true-up the quarterly estimates of the Rest of World Profit Split to the Target ROW Profit Split through the ROW Profit Split Annual True-Up calculation (defined below).

The following definitions shall apply to the determination of the Target ROW Profit Split for any Contract Year:

“Tier” means each of Tier 1, Tier 2 or Tier 3, as applicable.

“Tier 1” means, for a Contract Year, up to $[* * *] of ROW Profit Split Sales in such Contract Year.

“Tier 2” means, for a Contract Year, from $[* * *] up to $[* * *] of ROW Profit Split Sales in such Contract Year.

“Tier 3” means, for a Contract Year, greater than $[* * *] of ROW Profit Split Sales in such Contract Year.

“Tier Fraction” means, with respect to a Contract Year and a Tier, a fraction, (a) the numerator of which is the amount of ROW Profit Split Sales in such Tier in such Contract

Year (e.g., [* * *]) and (b) the denominator of which is the aggregate amount of ROW Profit Split Sales in such Contract Year (e.g., [* * *]).

The “Target ROW Profit Split” for any Contract Year shall mean a profit split whereby (a) an amount equal to the ROW Profits for such Contract Year multiplied by the Tier Fraction for Tier 1 for such Contract Year is split [* * *]% Sanofi/[* * *]% Regeneron, (b) an amount equal to the ROW Profits for such Contract Year multiplied by the Tier Fraction for Tier 2 for such Contract Year is split [* * *]% Sanofi/[* * *]% Regeneron, and (c) an amount equal to the ROW Profits for such Contract Year multiplied by the Tier Fraction for Tier 3 for such Contract Year is split [* * *]% Sanofi/[* * *]% Regeneron.

An example of the calculation of the Target ROW Profit Split is set forth below for illustrative purposes only. If there is a conflict between the operative language and the example, the operative language shall govern.

Example Target ROW Profit Split calculation:

[* * *]

The “Rest of World Profit Split” (or “ROW Profit Split”) for a Quarter shall mean [* * *].

The “Applicable ROW Percentages” for the Quarter for each of Sanofi and Regeneron shall mean the percentages to be used to calculate each Party’s Rest of World Profit Split for the Quarter, as illustrated in the example set forth on Schedule 2A. At the end of each Contract Year, as part of the calculation of the fourth Quarter Rest of World Profit Split, a “ROW Profit Split Annual True-Up” shall also be calculated to make each Party’s Rest of World Profit Split for the Contract Year equal to the Target ROW Profit Split. Calculation of the Applicable ROW Percentages and Rest of World Profit Splits for a Quarter and ROW Profit Split Annual True-Up for a Contract Year are illustrated in the example set forth on Schedule 2A.

Notwithstanding the method of calculation shown on Schedule 2A, in any Quarter (or for any full Contract Year) in which the ROW Profits are negative, the Applicable ROW Percentages for such Quarter (or for such Contract Year after calculation of the ROW Profit Split Annual True-Up) shall be [* * *] percent ([* * *]%) for Sanofi and [* * *] percent ([* * *]%) for Regeneron.

An example of a calculation of the Rest of World Profit Split in a Quarter would be: [* * *]

4.12. Schedule 2A. Promptly after the Execution Date, the Parties shall in good faith agree upon an amendment to add a Schedule 2A to the LCA that contains an example Rest of World Profit Split calculation based on the revised provisions of Part II of Schedule 2 as set forth in this Third Amendment. Such example shall be based on the Rest of World Profit Split Example included in Part II of Schedule 2 to the LCA but shall implement the following changes: [* * *].

4.13. Amendment to Schedule 3. Schedule 3 of the LCA is hereby amended to read in its entirety as follows:

Sales Milestones
Aggregate annual ROW Profit Split Sales	Sales Milestone

US$[* * *]	US$[* * *]
US$[* * *]	US$[* * *]
US$[* * *]	US$[* * *]
US$[* * *]	US$[* * *]
US$[* * *]	US$[* * *]

For purposes of clarification, each of the foregoing milestone payments shall be made only once and only upon the first occurrence of each milestone. Aggregate annual ROW Profit Split Sales shall be determined based on the aggregate ROW Profit Split Sales in any rolling twelve (12) month period.

5. Clean Slate. Sanofi, Sanofi Parent and Regeneron, each on their own behalf, and on behalf of each of their respective subsidiaries, affiliates, partners, parent entities, members, managers, shareholders, directors, officers, and employees, and the respective heirs, executors, administrators, predecessors, agents, successors and permitted assigns of each of the foregoing (collectively, “Released Entities”) , hereby irrevocably forever relieves, releases and discharges the other party and its Released Entities, from and against any and all claims related [* * *]. Notwithstanding the foregoing, the Parties shall maintain their audit rights under Section 14.2 of the LCA and any under- or over-payment disclosed by such audit shall be paid by the Party owing such money in accordance with Section 14.2(c) of the LCA.

6. Miscellaneous Provisions

6.1. Due Organization, Valid Existence and Due Authorization. Each Party represents and warrants to the other Party, as of the Transition Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into this Third Amendment; (c) the execution of this Third Amendment will not constitute a breach of, or conflict with, its organizational documents or any other agreement by which it is bound or requirement of applicable Laws or regulations; and (d) this Third Amendment is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium).

6.2. Miscellaneous. The provisions of Sections 20.1, 20.3, 20.5, 20.7, 20.6, 20.8, 20.12 and 20.17 of the LCA shall apply mutatis mutandis to this Third Amendment as though set out in full in this Third Amendment.

6.3. No Other Amendments. Except as expressly amended hereby, all of the terms and conditions of the LCA shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Sanofi and Regeneron have caused this Third Amendment to be executed by their duly authorized representatives as of the Execution Date.

SANOFI BIOTECHNOLOGY SAS

By /s/ Benedicte Bonny
Name: Benedicte Bonny
Title: President

SANOFI

By /s/ Karen Linehan
Name: Karen Linehan
Title: EVP & General Counsel

REGENERON PHARMACEUTICALS, INC.

By /s/ Robert E. Landry
Name: Robert E. Landry
Title: Executive Vice President, Finance and Chief Financial Officer